Exhibit 99.1

News Release

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	October 14, 2004

For more information:

Media:	Investors:
Tina Warren (905) 863-4702 tinawarr@nortelnetworks.com	(888) 901-7286 (905) 863-6049 investor@nortelnetworks.com

Nortel Networks Provides Update on Agreement with Flextronics to Divest Certain Nortel Networks Manufacturing Operations and Related Activities

TORONTO — Nortel Networks* Corporation [NYSE/TSX:NT] announced today an update concerning implementation of the agreement announced June 29, 2004 for the Company to divest certain manufacturing operations and related activities to Flextronics. As previously announced, the transfer of the optical design operations and related assets in Ottawa, Canada and Monkstown, Northern Ireland is expected to close in the fourth quarter of 2004. The transfer of the Montreal manufacturing activities, originally planned for the fourth quarter of 2004, is now scheduled to be completed in the first quarter of 2005. As previously announced, the balance of the divesture is anticipated to close in the first half of 2005, subject to completion of the required information and consultation processes with the relevant employee representatives. As part of the closing schedule, the transfer of the Calgary manufacturing activities is anticipated to close in the second quarter of 2005.

The later closing of the Montreal manufacturing activities is due to Nortel Networks continuing focus on the completion of the Company’s restatement of its financial statements and the required regulatory filings. The change in schedule is not expected to have a material effect on Nortel Networks 2004 year end cash balance or the previously announced timeline for anticipated cost savings from related internal efficiencies.

As a global innovation leader, Nortel Networks enriches consumer and business communications worldwide by offering converged multimedia networks that eliminate the boundaries among voice, data and video. These networks use innovative packet, wireless, voice and optical technologies and are underpinned by high standards of security and reliability. For both carriers and enterprises, these networks help to drive increased profitability and productivity by reducing costs and enabling new business and consumer services opportunities. Nortel Networks does business in more than 150 countries. For more information, visit Nortel Networks on the Web at www.nortelnetworks.com or www.nortelnetworks.com/media center.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the risk that the transaction with Flextronics may not be completed on the expected schedule or at all; adjustments to expected proceeds from the transaction with Flextronics resulting from post-closing asset valuations and post-closing indemnity payments; the ability of Flextronics to exercise certain contractual put rights with respect to certain inventory and equipment; the outcome of Nortel Networks independent review and planned restatement or revisions of its previously announced or filed financial results; the impact of the management changes announced on April 28, 2004 and August 19, 2004; the impact of the inability to meet Nortel Networks filing obligations on support facilities and public debt obligations; the sufficiency of Nortel Networks restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal controls; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations and Nortel Networks cash flows; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, investigations, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*Nortel Networks, the Nortel Networks logo, the Globemark and Business Without Boundaries are trademarks of Nortel Networks.